Exhibit 4.2

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

HOVNANIAN ENTERPRISES, INC.

It is hereby certified that:

1.             The name of the corporation (hereinafter called the “Corporation”) is Hovnanian Enterprises, Inc.

2.             The Certificate of Incorporation of the Corporation is hereby amended by (a) deleting paragraph FOURTH thereof in its entirety and substituting in lieu thereof the following new paragraph FOURTH:

FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100,100,000, of which 87,000,000 shares shall be Class A Common Stock having a par value of one cent ($0.01) per share, 13,000,000 shares shall be Class B Common Stock having a par value of one cent ($0.01) per share and 100,000 shares shall be Preferred Stock having a par value of one cent ($0.01) per share.

At the close of business on the effective date of this amendment (the “Effective Date”), and without any further action on the part of the Corporation or its stockholders, each whole share of the Corporation’s Common Stock, $0.01 par value (the “Old Common Stock”), then issued (including shares held in the treasury of the Corporation) shall automatically be reclassified, changed and converted into one-half (1/2) fully paid and nonassessable share of Class A Common Stock and one-half (1/2) fully paid and nonassessable share of Class B Common Stock (a “New Stock Unit”).  No fractional shares of Class A Common Stock or Class B Common Stock will be issued or established.  Instead, holders of certificates evidencing an odd number of shares of Old Common Stock will have the right to receive (i) a number of New Stock Units equal to the number of shares of Old Common Stock will have the right to receive (i) a number of New Stock Units equal to the number of shares of Old Common Stock minus one and (ii) cash in respect of a single New Stock Unit in an amount equal to the greater of (a) the average closing price of a share of Old Common Stock on the American Stock Exchange for the fifteen trading days immediately preceding the Effective Date and (b) the closing price of a share of Old Common Stock on the American Stock Exchange on the trading day immediately preceding the Effective Date.  As soon as practicable after the Effective Date, the Corporation’s transfer agent shall mail to each record holder of Class A Common Stock and Class B Common Stock a letter of transmittal.  New certificates representing shares of Class A Common Stock and Class B Common Stock and, if applicable, checks in lieu of fractional shares will be issued to the record holders of Class A Common Stock and Class B Common Stock upon delivery of a properly executed letter of transmittal accompanied by certificates representing shares of Old Common Stock.

(a)  Common Stock.  The Powers, preferences, limitations and relative rights of the Class A Common Stock and Class B Common Stock shall be as follows:

(1)  Voting Rights and Powers.

Except as otherwise specifically provided in this Certificate of Incorporation or as otherwise required by law, with respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Class A Common Stock and the holders of the outstanding shares of Class B Common Stock shall vote together without regard to class, and every holder of the outstanding shares of Class A Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of Class A Common Stock held in his name, and every holder of the outstanding shares of Class B Common Stock shall be entitled to cast thereon ten (10) votes in person or by proxy for each share of Class B Common Stock held in his name; provided, however, that each share of Class B Common Stock held of record by a person who, to the extent of the Corporation’s knowledge, is a broker or dealer in securities, a clearing house, a bank, trust company, savings and loan association or other financial institution, or who is a voting trustee or a nominee of any of the foregoing, or who otherwise holds shares of record as a nominee of the beneficial owner of such shares (all such shares being referred to herein as being held in nominee name) shall be entitled to only one vote per share held; and provided, further, however, that the holder of any such share held in nominee name shall be entitled, notwithstanding the limitation of the foregoing proviso, to the number of votes to which such holder otherwise would be entitled at any meeting of stockholders of the Corporation, to the extent such holder shall establish to the satisfaction of the Corporation that such share of Class B Common Stock has been held continuously since the date of issuance for the benefit or account of the same named beneficial owner of such shares (as defined in Paragraph (4)(E) hereof) or any Permitted Transferee thereof (as defined in Paragraph (4)(A) hereof).  A beneficial owner of shares of Class B Common Stock whose shares are held in nominee name and who wishes to cast the number of votes provided by the first sentence of this paragraph shall comply with the following procedure to effect a determination by the Corporation of his entitlement to such number of votes:  if such record holder is a broker or dealer in securities, a clearing house, a bank, trust company, savings and loan association or other financial institution, or a voting trustee or a nominee of any of the foregoing, such record holder shall file with the transfer agent for the Class B Common Stock a certificate on a form which will be mailed to such holder by such transfer agent on request, certifying, as to the shares identified by such holder, the information specified in the second proviso of this Paragraph (1); if such record holder is a nominee of a beneficial owner not included in the categories mentioned in the preceding clause, such record holder shall file with the transfer agent for the Class B Common Stock an affidavit to the same effect as the certificate specified in the preceding clause.  Any certificate or affidavit filed for purposes of this Paragraph (1) only if received by the transfer agent not less than 3 nor more than 20 business days prior to the date of the meeting at which the holder desires to exercise such voting rights or the last day by which such holder may give consent in writing to stockholder action in lieu of a meeting.  If such certificate or affidavit is not timely filed or shall not establish to the satisfaction of the Corporation the facts stated therein, then such shares of Class B Common Stock shall be entitled to one vote per share.  The Corporation shall use its best efforts, if the Corporation believes such a certificate or affidavit does not establish to the Corporation’s satisfaction the facts stated therein, to mail to the person filing such certificate or affidavit a notice to such effect within seven business days after the receipt by the transfer agent of any such certificate or affidavit.  Any determination of which shares of Class B Common Stock shall be entitled to more than one vote per share shall be made by the Board of Directors or any duly appointed committee of the Board of Directors.  The Board of Directors is expressly authorized to adopt and apply such rules, procedures and policies, by the adoption of By-law provisions or otherwise, as it may deem appropriate or convenient to carry out, clarify and apply the provisions of this Paragraph (1) relating to the determination of which shares of Class B Common Stock shall be entitled to more than one vote per share.  Any determination made pursuant to such rules, procedures or policies shall be final.

(2)  Dividends; Distributions Upon Dissolution.

(A)  Subject to the rights of the holders of any outstanding Preferred Stock, and subject to any other provisions of the Certificate of Incorporation, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends and other distributions (including stock splits or divisions of stock) in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, provided that in the case of special cash dividends or distributions or dividends or distributions payable in Preferred Stock, holders of Class A Common Stock and Class B Common Stock shall be entitled to share ratably as a single class, and provided, further, that in the case of regular cash dividends, no such dividend shall be declared or paid on one class of Common Stock unless a cash dividend is simultaneously declared and paid on the other class of Common Stock, and any such dividend will be paid on the Class A Common Stock in an amount per share of Class A Common Stock equal to 110% of the amount of such dividend paid on each share of Class B Common Stock (rounded down, if necessary, to the nearest one-hundredth of a cent), and provided, further, that in the case of dividends or other distributions payable in stock of the Corporation other than Preferred Stock, including distributions pursuant to stock splits or divisions of stock of the Corporation other than Preferred Stock, which occur after the Effective Date, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock in an amount per share equal to the amount per share paid with respect to the Class A Common Stock shall be distributed with respect to Class B Common Stock, and provided, further, that neither class of Common Stock may be combined or reclassified (including any reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation) unless the other class of Common Stock is likewise combined or reclassified, and that, in the case of any such combination or reclassification of Class A Common Stock, the shares of Class B Common Stock shall also be combined or reclassified so that the number of issued shares of Class B Common Stock immediately following such shall bear the same relationship to the number of issued shares immediately prior to such combination or reclassification as the number of issued shares of Class A Common Stock immediately following such combination or reclassification bears to the number of issued shares of Class A Common Stock immediately prior to such combination or reclassification.

(B)  In the event the Corporation shall be liquidated (either partially or completely), dissolved or wound up, whether voluntarily or involuntarily, the holders of the Class A Common Stock and the Class B Common Stock shall be entitled to share ratably as a single class in the net assets of the Corporation available to the holders of Common Stock; that is, an equal amount of net assets shall be distributed in respect of each share of Class A Common Stock and Class B Common Stock.

(3)  Conversion of Class B Common Stock into Class A Common Stock.

(A)  Each share of Class B Common Stock may at any time or from time to time, at the option of the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock.  Such conversion right shall be exercised by the surrender to the Corporation, or a duly appointed and acting transfer or exchange agent, of the certificate representing such share of Class B Common Stock to be converted at any time during normal business hours at the principal executive offices of the Corporation (to the attention of the Secretary of the Corporation), or if an agent for the transfer or exchange of shares of Class B Common Stock is then duly appointed and acting (said agent being referred to in this Article FOURTH as the “Class B Transfer Agent”) then at the designated office of the Class B Transfer Agent, accompanied by a written notice of the election by the holder thereof to convert and (if so required by the Corporation or the Class B Transfer Agent) by such other instruments of transfer as the Corporation or the Class B Transfer Agent may deem appropriate, in each case duly executed by such holder or his duly authorized attorney and accompanied by payment of the amount of any Transfer Tax required pursuant to Paragraph (3) (D) below.

(B)  As promptly as practicable after the surrender for conversion of a certificate representing share of Class B Common Stock in the manner provided in Paragraph (3)(A) above, including the payment in cash of any Transfer Tax required by the provisions of Paragraph (3)(D) below, the Corporation shall deliver or cause to be delivered at the principal executive office of the Corporation or the designated office of the Class B Transfer Agent to the holder so surrendering such certificate for conversion, or upon the written order of the holder of such certificate, a certificate or certificates representing the number of full shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may direct.  If the notice of conversion delivered by a holder of shares of Class B Common Stock specifies that less than all of such shares are to be converted into shares of Class A Common Stock, the Corporation shall deliver or cause to be delivered, in accordance with the provisions of the preceding sentence, a new certificate or certificates evidencing the remaining shares of Class B Common Stock, issued in such name or names as such holder may direct.  Any conversion of shares of

Class B Common Stock into shares of Class A Common Stock shall be deemed to have been made immediately prior to the close of business on the date of the surrender for conversion of the certificate representing shares of Class B Common Stock, accompanied by the requisite notice of conversion, other instruments of transfer and payment of Transfer Taxes, and all rights of the holder of such shares of Class B Common Stock, as such holder, shall cease at such time and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes at such time as having become the record holder or holders of the shares of Class A Common Stock into which such shares of Class B Common Stock are converted; provided, however, that in the event any such surrender of shares of Class B Common Stock for conversion is made on any date when the stock transfer records of the Corporation shall be closed, the person or persons in whose name or names the certificate or certificates representing shares of Class A Common Stock are to be issued upon such conversion will become the record holder or holders of the shares of Class A Common Stock for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer records are open.

(C)  The Corporation will at all times reserve and keep available, solely for the purpose of issuance upon conversion of shares of Class B Common Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all such outstanding shares; provided, however, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of shares of Class B Common Stock by delivery of purchased shares of Class A Common Stock which are held in the treasury of the Corporation.  If any shares of Class A Common Stock required to be reserved for purposes of conversion hereunder require registration with or approval of any governmental authority under any federal or state law before such shares of Class A Common stock may be issued upon conversion, the Corporation shall use its best efforts to cause such shares to be duly registered or approved for issuance as expeditiously as practicable.  The Corporation will endeavor to list the shares of Class A Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange, if any, upon which the shares of Class A Common Stock are listed at the time of such delivery.  All shares of Class A Common Stock which shall be issued upon conversion of the Class B Common Stock will, upon issuance, be fully paid and nonassessable and not subject to any preemptive rights.

(D)  The issuance of certificates for shares of Class A Common Stock upon conversion of shares of Class B Common Stock, and the issuance of certificates for remaining shares of Class B Common Stock upon conversion of less than all of the shares represented by any certificate, shall be made without charge to the stockholder for any stock transfer tax or stamp tax or other similar tax (“Transfer Tax”) in respect of the conversion of shares of Class B Common Stock into Class A Common Stock or the issuance or exchange of stock certificates in respect thereof; provided, however, that, if any certificate for shares of Class A Common Stock is to be issued in a name other than that of the record holder of the share or shares of Class B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any Transfer Tax which may be payable in respect of any such transfer, exchange or issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

(E)  All issued shares of Class B Common Stock shall be deemed, without further action on the part of any person, to be immediately and automatically converted into shares of Class A Common Stock, on the terms provided by Paragraph (3)(A) through (3)(D) above, and stock certificates formerly representing shares of Class B Common Stock shall thereupon and thereafter be deemed to represent a like number of shares of Class A Common Stock until surrendered for certificates explicitly representing shares of Class A Common Stock in each of the instances set forth below:

(i)    All of the shares of Class B Common Stock shall be automatically so converted into shares of Class A Common Stock if and when on any record date for determining the stockholders entitled to participate in any dividend or distribution on the Common Stock of the Corporation, or any annual or special meeting of stockholders or action of common stockholders by written consent, the number of issued and outstanding shares of Class B Common Stock is less than five percent (5%) of the aggregate number of shares of Class A Common Stock and Class B Common Stock then outstanding.
(ii)   All of the shares of Class B Common Stock shall be automatically so converted into shares of Class A Common Stock, as of a record date set by the Board of Directors for such purpose, in the event that the Board of Directors, by resolution adopted by the affirmative vote of a majority of the members thereof, shall determine that there has been a material adverse change in the liquidity of the market for, or the marketability of, the then outstanding shares of Class A Common Stock due to a delisting of the Class A Common Stock from a national securities exchange or the cessation of the quotation of bids for the Class A Common Stock in any quotation system operated by an association of securities dealers, or due to requirements of federal or state law applicable to trading in the Class A Common Stock, attributable to the existence of the Class A Common Stock and Class B Common Stock.

In the event that all issued shares of Class B Common Stock shall be converted into shares of Class A Common Stock in accordance with this Paragraph (3)(E), the Class B Common Stock shall automatically be cancelled and shall no longer be authorized for issuance.

(F)  Except as provided in Paragraph (3) (E) above, shares of Class B Common Stock that are converted into shares of Class A Common Stock shall be restored to the status of authorized but unissued shares of Class B Common Stock and may again be issued by the Corporation as permitted in accordance with the terms of the Certificate of Incorporation.

(4)          Restrictions on Transfer of the Class B Common Stock.

(A)  The record owner of shares of Class B Common Stock (hereinafter referred to as a “Class B Stockholder”) may transfer the shares of Class B Common Stock of such Class B Stockholder, whether by sale, assignment, gift or otherwise, only to a Permitted Transferee of such Class B Stockholder and no Class B Stockholder may otherwise transfer any interest in any shares of Class B Common Stock and the Corporation shall not register any other attempted transfer of ownership of shares of Class B Common Stock. For purposes of the Certificate of Incorporation:

(i)  A “Permitted Transferee” shall be, if the Class B Stockholder is an individual, (A) the estate or any legatee, heir or distributee upon death of the Class B Stockholder; (B) the spouse or former spouse of the class B Stockholder; (C) any parent or grandparent and any lineal descendant (including any adopted child) of any parent or grandparent of the Class B Stockholder or of such Class B Stockholder’s spouse; (D) any guardian or custodian (including a custodian for purposes of the Uniform Gift to Minors Act or Uniform Transfers to Minors Act) for, or any executor, administrator, conservator or other legal representative of, the Class B Stockholder or any Permitted Transferee thereof; (E) the trustee of a trust (including a voting trust), and any savings or retirement account, such as an individual retirement account for purposes of federal income tax laws, whether or not involving a trust, principally for the benefit of such Class B Stockholder and/or any Permitted Transferee thereof, including any trust in respect of which such Class B Stockholder or any Permitted Transferee thereof has any general or special testamentary power of appointment or general or special non-testamentary power of appointment limited to any Permitted Transferee or Permitted Transferees thereof; (F) any organization contributions to which are deductible for federal income, estate or gift tax purposes (hereinafter referred to as a “Charitable Organization”) established by such Class B Stockholder and/or any Permitted Transferee or Permitted Transferees thereof; (G) any corporation, partnership or other business entity if substantially all the beneficial ownership thereof is held by the Class B Stockholder and/or any Permitted Transferee or Permitted Transferees thereof; provided, however, that if the Class B Stockholder who made such transfer, and all Permitted Transferees thereof, cease, for whatever reason, to hold substantially all of the beneficial ownership of such corporation, partnership or other business entity, then any and all shares of Class B Common Stock owned by such corporation, partnership or other business entity shall be deemed to be converted automatically, without further action by or on behalf of any person, into shares of Class A Common Stock as provided by Paragraphs (3) (A) through (3) (D) above and such corporation, partnership or other business entity shall no longer be a Class B Stockholder, and (H) the corporation.
(ii) A “Permitted Transferee” shall be, if the Class B Stockholder is a corporation, partnership or other business entity, (A) any employee benefit plan, or trust thereunder or therefor, sponsored by the class B Stockholder; (B) the trustee of a trust (including any voting or liquidating trust) principally for the benefit of such Class B Stockholder and/or any Permitted Transferee or Permitted

Transferees thereof; (C) any Charitable Organization established by such Class B Stockholder and/or any Permitted Transferee or Permitted Transferees thereof; (D) any corporation, partnership or other business entity which, directly or indirectly, is in control of, is controlled by or is under common control with such Class B Stockholder and/or any Permitted Transferee or Permitted Transferees thereof; (E) the stockholders of the corporation, partners of the partnership or other owners of equity interests in any other business entity who receives such shares, by way of dividend or distribution (upon dissolution, liquidation or otherwise), provided that such transfer will not result in beneficial ownership of such shares by persons who did not have substantially all of the beneficial ownership of such corporation, partnership or business entity prior to the time such corporation, partnership or business entity that acquired beneficial ownership of such shares of Class B Common Stock (other than by any such person who is a Permitted Transferee of a stockholder, partner or other owner of equity interests in the business entity who continued to have such beneficial ownership of the corporation, partnership or other business entity), and such shares of Class B Common Stock are distributed to such persons substantially pro rata to their interests in such corporation, partnership or other business entity; (F) any successor thereto by operation of law pursuant to a merger, consolidation or similar transaction; and (G) the Corporation.
(iii)    A “Permitted Transferee” shall be, if the Class B Stockholder is any person who holds shares of Class B Common Stock for the beneficial ownership of another (including any broker or dealer in securities, any clearing house, any bank, trust company, savings and loan association or other financial institution, any other nominee, any trustee, any savings plan or account or related trust, such as an individual retirement account principally for the benefit of any individual or any employee benefit plan, or trust thereunder or therefor, of any corporation, partnership or other business entity, including any employee stock ownership, investment, option, bonus, purchase or incentive plan of the Corporation), (A) the person or persons for whose benefit the Class B Stockholder holds such shares of Class B Common Stock (the “beneficiary”), (B) any person who would be a Permitted Transferee of the beneficiary if the beneficiary were a Class B Stockholder or (C) if the Class B Stockholder is an employee benefit plan, or trust thereunder or therefor, any person who is a participant in such plan, provided such transfer is made in accordance with such plan.

Notwithstanding anything to the contrary set forth herein, any holder of Class B Common Stock may pledge his shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares may not be transferred to or registered in the name of the pledgee unless such pledgee is a Permitted Transferee. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common Stock shall be deemed to be converted automatically, without any act or deed on the part of the Corporation or any other person, into shares of Class A Common Stock as provided in Paragraphs (3)(A) through (3)(D) above, unless within five business days after such foreclosure or similar event such pledged shares are returned to the pledgor or transferred to a Permitted Transferee of the pledgor.

Notwithstanding anything to the contrary set forth herein, the foregoing provisions of this Paragraph (4) (A) shall not be deemed to restrict or prevent any transfer of shares of Class B Common Stock by operation of law upon incompetence, death, dissolution or bankruptcy of any Class B Stockholder or any provision of law providing for, or judicial order of, forfeiture, seizure or impoundment.

(B)  Any transfer of any interest in shares of Class B Common Stock made in violation of Paragraph (4) (A) shall result, without further action on the part of any person, in the automatic conversion of such shares of Class B Common Stock into shares of Class A Common Stock, in accordance with the provisions of Section 3 above.

(C)  The Corporation and the Class B Transfer Agent may, as a condition to the transfer or the registration of any transfer of shares of Class B Common Stock permitted by Paragraph (4) (A) above, require the furnishing of such affidavits or other proof as they deem necessary to establish that the transferee is a Permitted Transferee. Should any such transferor wish to contest any decision by the Corporation as to whether such transferee is a Permitted Transferee, the final determination shall be made by the Board of Directors of the Corporation, in its sole and absolute discretion.

(D)  The Corporation shall note on the certificates for shares of Class B Common Stock the restrictions on transfer and registration of transfer imposed by the provisions of this Section 4.

(E)  For purposes of Article FOURTH, the term “beneficial ownership” in respect of shares of Class B Common Stock shall mean possession of the power and authority, either singly or jointly with another, to vote or dispose of or to direct the voting or disposition of such shares, other than in a fiduciary capacity, and the term “beneficial owner” in respect of shares of Class B Common Stock shall mean the person or persons who possess such power and authority. “Beneficial ownership” for purposes of clause (i)(G) Paragraph (4) (A) above shall mean the power to control a corporation, partnership or other business entity and to receive the economic benefits of its enterprise. Unless otherwise approved by the Board of Directors, a Class B Stockholder and the Permitted Transferees thereof shall be deemed to have “substantially all” of the beneficial ownership of a corporation, partnership or other business entity for purposes of clause (i)(G) of Paragraph (4) (A) only if they have beneficial ownership of at least 90% of each class of ownership interest therein. The Board of Directors is expressly authorized to adopt and apply such rules, procedures and policies, by the adoption of By-law provisions or otherwise, as it may deem appropriate or convenient to carry out, clarify and apply the provisions of Paragraph (4) (A) through (4) (C) above and this Paragraph (4) (E) relating to the determination of who is the beneficial owner of any shares of Class B Common Stock and what constitutes beneficial ownership of “substantially all” of a trust, corporation, partnership or other business entity.

(5)   Merger; Consolidation.

In the event of a merger or consolidation to which the Corporation is a party (whether or not the Corporation is the surviving corporation), each share of Class A Common Stock and Class B Common Stock shall receive the same per share consideration pursuant to such merger or consolidation. Nothing contained in this Paragraph (5) shall limit or restrict any conversion of shares of Class B Common Stock into shares of Class A Common Stock permitted by Section 4 above.

(6) Other Rights.

Except as otherwise required by the General Corporation Law of the State of Delaware or as otherwise provided in the Certificate of Incorporation, each share of Class A Common Stock and each share of Class B Common Stock shall have identical powers, preferences and rights.

(b)  Preferred Stock. The Board of Directors of the Corporation is hereby authorized to issue, from time to time, shares of Preferred Stock in series and to fix the number of shares in each series and the designations, powers, preferences and relative, participating, optional or other special rights thereof and the qualifications, limitations, or restrictions thereon, including, without limitation, any of the following: (i) provisions relating to voting rights of each share in such series, including multiple or fractional votes per share; (ii) provisions relating to the call or redemption thereof, including, without limitation, the times and prices for such calls or redemptions and provisions relating to sinking funds therefor and the retirement thereof, if any; (iii) provisions relating to the right to receive dividends, including, without limitation, participation in dividends with shares of any other class or series of capital stock of the Corporation and/or preferential dividends, the rate of such dividends, whether such dividends shall be cumulative or noncumulative and the conditions on which such dividends shall be accrued and paid, and any preferential rights thereto or rights in relation to dividends payable on any other classes or series of stock of the Corporation; (iv) the rights thereof upon the dissolution of, or upon any distribution of the assets of, the Corporation; and (v) provisions relating to the conversion thereof into, or the exchange thereof for, shares of any class or any other series of the same class of stock of the Corporation or exchange for any other security of the corporation or any other company.

and (b) deleting paragraph SEVENTH thereof in its entirety and substituting in lieu thereof the following new paragraph SEVENTH:

SEVENTH: Election of Directors need not be by written ballot unless the By-laws of the Corporation so provide. At any time when any shares of Class B Common Stock are outstanding, thirty-three and one-third percent (33-1/3%) of the Directors of the Corporation, as fixed from time to time in accordance with the By-laws of the Corporation, shall be independent Directors. In the event that thirty-three and one-third percent (33-1/3%) of the number of Directors is not a whole number, the number of Directors who shall be independent Directors shall be rounded up to the nearest whole number. For purposes of this Article SEVENTH, the term “independent Director” means a Director who is neither (i) an officer of the Corporation or of any entity which, directly or indirectly, is in control of, is controlled by or is under common control with the

Corporation nor (ii) a record or beneficial owner (as determined in accordance with Paragraph (a) (4) (E) of Article FOURTH hereof) of five percent (5%) or more of the aggregate number of outstanding shares of the Corporation’s Class A Common Stock and Class B Common Stock.

3.  The amendment of the Certificate of Incorporation of the Corporation herein certified was duly adopted, pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, by the Board of Directors of the Corporation on June 19, 1992.

4.  The amendment of the Certificate of Incorporation of the Corporation herein certified was duly adopted, pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, by the Stockholders of the Corporation on September 11, 1992.

Signed on September 11, 1992

/s/ Peter S. Reinhart

	Title:	Peter S. Reinhart
Senior Vice President
& General Counsel

Attest:

/s/ Timothy P. Mason

Secretary
Timothy P. Mason